UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 11, 2025

INSULET CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Nagog Park,

Acton, Massachusetts 01720

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (978) 600-7000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	PODD	The NASDAQ Stock Market, LLC

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On September 16, 2025, Insulet Corporation (the “Company”) announced that Flavia H. Pease has been appointed to succeed Ana M. Chadwick as Executive Vice President and Chief Financial Officer of the Company. Ms. Pease will assume the role on September 30, 2025, and Ms. Chadwick will remain with the Company as a Senior Advisor for a period of time to ensure a smooth transition. The Company expects to enter into a Severance Agreement with Ms. Chadwick upon her departure, pursuant to which she will receive compensation and benefits in accordance with the terms of the Company’s Amended and Restated Executive Severance Plan as well as a one-time cash payment equal to the value of the equity scheduled to vest on May 1, 2026 which was awarded to Ms. Chadwick as part of her compensation when she joined the Company. Ms. Chadwick’s departure is not related to any disagreements with the Company on any matter relating to its accounting practices, financial statements, internal controls, or operations.

Ms. Pease, age 52, has been the Corporate Executive Vice President and Chief Financial Officer of Charles River Laboratories since 2022. Prior to joining Charles River, from 2019 to 2022, Ms. Pease served as Vice President and Group Chief Financial Officer of Johnson & Johnson’s global Medical Devices business. With more than 20 years in financial leadership roles at Johnson & Johnson, Ms. Pease has developed deep industry knowledge and experience managing the finance organizations of large, growing businesses. During her tenure at Johnson & Johnson, which spanned from 1998 to 2022, Ms. Pease also served as Vice President, Finance for Janssen North America (Johnson & Johnson’s Pharmaceutical business in the United States and Canada), Vice President of the Enterprise Program Management Office, responsible for supporting Johnson & Johnson’s executive management team with the strategic planning process and the advancement of enterprise growth initiatives, Vice President of Finance for Janssen Supply Chain, Director of Finance for Johnson & Johnson Medical, Brazil, and in finance management with the LifeScan business of Johnson & Johnson. Prior to joining Johnson & Johnson, Ms. Pease worked for SC Johnson as well as an investment bank in Brazil. Ms. Pease holds a bachelor’s degree in economics from the Pontifícia Universidade Católica in Rio de Janeiro, Brazil and a Master of Business Administration from Santa Clara University.

There are no arrangements between Ms. Pease and any other persons pursuant to which she was appointed to serve as the Company’s Executive Vice President and Chief Financial Officer. There are no family relationships between Ms. Pease and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Offer Letter - Ms. Pease

Under the terms of the Company’s Offer Letter to Ms. Pease (the “Offer Letter”), in connection with her appointment as Executive Vice President and Chief Financial Officer, Ms. Pease will be granted a prorated annual equity award for fiscal year 2025 with a target aggregate grant date fair value of $762,500 (the “Prorated Annual Award”), and (ii) an employment inducement opportunity with a target aggregate grant date fair value of $3,000,000 (the “Equity Sign-On Award”). Of the Prorated Annual Award, 75% will consist of restricted stock units that vest ratably over three years and 25% will consist of stock options that vest ratably over four years. The Equity Sign-On Award will consist of restricted stock units that vest ratably over three years. She will also receive a cash sign-on award of $1,325,000 to address compensation she will forfeit at her prior employer and cover relocation expenses. Ms. Pease’s annual base salary will be $715,000 and target annual bonus opportunity will be 70% of her annual base salary. Ms. Pease will be eligible for severance and change in control benefits pursuant to, and subject to the terms of, the Company’s Amended and Restated Executive Severance Plan. Ms. Pease and the Company will also be entering into a Confidentiality, Non-Solicit, Non-Compete, and IP Assignment Agreement. The foregoing summary of the Offer Letter is qualified in its entirety by reference to the text of the Offer Letter, which is attached and filed herewith as Exhibit 10.1 and incorporated herein by reference.

Board Resignation

In connection with her appointment as Executive Vice President and Chief Financial Officer, Ms. Pease has notified us that she will resign from the Board of Directors of the Company, effective on the day she begins employment with the Company. Ms. Pease’s decision to step down from the Board did not involve any disagreement with other Board members or with management. Ms. Pease does not currently serve on any committees of the Board.

Item 8.01 – Other events.

On September 16, 2025, the Company issued a press release regarding the Chief Financial Officer transition described in Item 5.02 and announcing that it expects to exceed its previously issued third quarter 2025 total revenue growth guidance. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01 – Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Offer Letter between Flavia H. Pease and Insulet Corporation, dated September 11, 2025.

99.1	Press Release, dated September 16, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

September 16, 2025	By:	/s/ John W. Kapples
Name: John W. Kapples
Title: Senior Vice President and General Counsel